UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.___)*


                                 Landacorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    514756105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                         [ ]  Rule 13d-1(b)
                         [ ]  Rule 13d-1(c)
                         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               PAGE 1 OF 14 PAGES

-------------------                                          ------------------
CUSIP NO. 514756105                   13G                    PAGE 2 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Bedrock Capital Partners I, L.P.
        04-3412828
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 14 PAGES

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CUSIP NO. 514756105                   13G                    PAGE 3 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        VBW Employee Bedrock Fund, L.P.
        04-3412827
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 14 PAGES

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CUSIP NO. 514756105                  13G                     PAGE 4 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Credit Suisse First Boston Bedrock Fund, L.P.
        13-3987393
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 14 PAGES

-------------------                                          ------------------
CUSIP NO. 514756105                   13G                    PAGE 5 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Bedrock General Partner I, LLC
        04-3412824
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 14 PAGES

-------------------                                          ------------------
CUSIP NO. 514756105                   13G                    PAGE 6 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Jason M. Rosenbluth
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                69,300
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               69,300
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,810,901
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.21%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 14 PAGES

-------------------                                          ------------------
CUSIP NO. 514756105                   13G                    PAGE 7 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        James L. McLean
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 14 PAGES

-------------------                                          ------------------
CUSIP NO. 514756105                   13G                    PAGE 8 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Paul W. Brown
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 14 PAGES

-------------------                                          ------------------
CUSIP NO. 514756105                   13G                    PAGE 9 OF 14 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        David J. Duval
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,741,601
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,741,601
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,741,601
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.71%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 14 PAGES

-------------------                                         -------------------
CUSIP NO. 514756105                   13G                   PAGE 10 OF 14 PAGES
-------------------                                         -------------------


ITEM 1 (A).       NAME OF ISSUER:

                  Landacorp, Inc.

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4151 Ashford Dunwoody Road, Suite 505
                  Atlanta, Georgia 30319

ITEM 2 (A).       NAME OF PERSON FILING:

                  Bedrock Capital Partners I, L.P. ("Bedrock"), VBW Employee Bedrock Fund, L.P. ("VBW Employee"), Credit Suisse First Boston Bedrock Fund, L.P., ("CSFB Bedrock"), Bedrock General Partner I, LLC ("Bedrock GP"), Jason M. Rosenbluth ("Rosenbluth"), James L. McLean ("McLean"), Paul W. Brown ("Brown"), and David J. Duval ("Duval"). Rosenbluth, McLean, Brown, and Duval are the managers of Bedrock GP, the sole general partner of Bedrock and VBW Employee and attorney in fact to CSFB Bedrock. VBW Employee and CSFB Bedrock invests alongside Bedrock in all investments made by Bedrock.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Bedrock, VBW Employee, CSFB Bedrock, Bedrock GP and Duval is 10 Langley Road, Suite 403, Newton Center, MA 02459-1972. The principal business office of Rosenbluth is Bedrock Capital Partners, 1600 El Camino Real, Suite 150 Menlo Park, CA 94025. The principal business office of McLean is c/o Communications Ventures, 505 Hamilton Avenue, Suite 305, Palo Alto, CA 94301. The principal business office of Brown is 2995 Woodside Road, Suite 400, Woodside, CA 94062.

ITEM 2 (C).       CITIZENSHIP:

                  Messrs. Rosenbluth, McLean, Brown and Duval are United States citizens. Bedrock, VBW Employee and CSFB Bedrock are limited partnerships organized under the laws of the State of Delaware. Bedrock GP is a limited liability company organized under the laws of the State of Delaware.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2 (E).       CUSIP NUMBER

                  514756105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e) [ ] An investment adviser in accordance withss.240.13d-1
                          (b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance withss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance withss.240.13d-1(b)(1)(ii)(G);

                               PAGE 10 OF 14 PAGES

-------------------                                         -------------------
CUSIP NO. 514756105                   13G                   PAGE 11 OF 14 PAGES
-------------------                                         -------------------


                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

                  Not Applicable

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Bedrock Capital owns beneficially and of record 1,575,000 shares of Common Stock of Landacorp, Inc. as of December 31, 2000. VBW Employee, which invests alongside Bedrock in all investments made by Bedrock, owns beneficially and of record 75,000 shares of Common Stock of Landacorp, Inc. as of December 31, 2000. CSFB Bedrock, which has invested alongside Bedrock in all investments made by Bedrock, owns beneficially and of record 87,500 shares of Common Stock of Landacorp, Inc. as of December 31, 2000. Bedrock, VBW Employee and Bedrock GP may each be deemed to own beneficially the shares of Common Stock of Landacorp, Inc. held by the other as of December 31, 2000. Bedrock GP, the sole general partner of Bedrock and VBW Employee and attorney in fact to CSFB Bedrock, may be deemed to own beneficially the shares of Common Stock beneficially owned by Bedrock, VBW Employee and CSFB Bedrock as of December 31, 2000. Bedrock GP may also be deemed to own beneficially the 4,101 options to acquire Common Stock exercisable within sixty days of December 31, 2000 that have been granted to Rosenbluth by Landacorp, Inc. that he is contractually obligated to relinquish to Bedrock GP. Rosenbluth, McLean, Brown and Duval are the managers of Bedrock GP and each therefore may be deemed to own beneficially the shares beneficially owned by Bedrock, VBW Employee and CSFB Bedrock. Each of VBW Employee, CSFB Bedrock, Bedrock GP, Rosenbluth, McLean, Brown and Duval disclaims beneficial ownership of the shares held of record by Bedrock, except to the extent of their respective proportionate pecuniary interests therein. Each of Bedrock, CSFB Bedrock, Bedrock GP, Rosenbluth, McLean, Brown and Duval disclaims beneficial ownership of the shares held of record by VBW Employee, except to the extent of their respective proportionate pecuniary interests therein. Each of Bedrock, VBW Employee, Bedrock GP, Rosenbluth, McLean, Brown and Duval disclaims beneficial ownership of the shares held of record by CSFB Bedrock, except to the extent of their respective proportionate pecuniary interests therein.

                  (b)      Percent of Class:

                           Each of Bedrock, VBW Employee, CSFB Bedrock, Bedrock GP, McLean, Brown and Duval may be deemed to own beneficially 12.71% of the Common Stock of Landacorp, Inc. Rosenbluth may be deemed to own beneficially 13.21% of the Common Stock of Landacorp, Inc. The percentages are based on the 13,706,000 shares of Common Stock reported to be outstanding on November 14, 2000 in the Landacorp, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

                  (c)      Number of Shares as to which such person has:

                    (i) sole power to vote or direct the vote: Bedrock: 0; VBW Employee: 0; CSFB Bedrock: 0; Bedrock GP: 0;
                           Rosenbluth:  69,300; McLean:  0; Brown:  0; Duval: 0

                    (ii)   shared power to vote or to direct the vote: Bedrock:
                           1,741,601; VBW Employee: 1,741,601; CSFB Bedrock:
                           1,741,601; Bedrock GP: 1,741,601; Rosenbluth:
                           1,741,601; McLean: 1,741,601; Brown: 1,741,601;
                           Duval: 1,741,601

                               PAGE 11 OF 14 PAGES

-------------------                                         -------------------
CUSIP NO. 514756105                   13G                   PAGE 12 OF 14 PAGES
-------------------                                         -------------------


                    (iii) sole power to dispose or to direct the disposition of: Bedrock: 0; VBW Employee: 0; CSFB Bedrock: 0; Bedrock GP: 0; Rosenbluth: 69,300; McLean: 0;
                           Brown:  0; Duval: 0

                    (iv) shared power to dispose or to direct the disposition of: Bedrock: 1,741,601; VBW Employee: 1,741,601;
                           CSFB Bedrock: 1,741,601; Bedrock GP: 1,741,601;
                           Rosenbluth: 1,741,601; McLean: 1,741,601; Brown:
                           1,741,601; Duval: 1,741,601

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.

ITEM (6).         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

ITEM (7).         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  Not Applicable.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

ITEM (10).        CERTIFICATION:

                  Not Applicable.

                  Not filed pursuant to Rule 13d-1(b).


                               PAGE 12 OF 14 PAGES

-------------------                                         -------------------
CUSIP NO. 514756105                   13G                   PAGE 13 OF 14 PAGES
-------------------                                         -------------------
                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001          BEDROCK CAPITAL PARTNERS I, L.P.

                                           By:  BEDROCK GENERAL PARTNER I, LLC

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   VBW EMPLOYEE BEDROCK FUND, L.P.

                                           By:  BEDROCK GENERAL PARTNER I, LLC

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   CREDIT SUISSE FIRST BOSTON BEDROCK FUND, L.P.

                                           By:  BEDROCK GENERAL PARTNER I, LLC
                                                ITS ATTORNEY IN FACT

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   BEDROCK GENERAL PARTNER I, LLC

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   /s/ Jason M. Rosenbluth
                                   ---------------------------------
                                   Jason M. Rosenbluth

                                   /s/ James L. McLean
                                   ---------------------------------
                                   James L. McLean

                                   /s/ Paul W. Brown
                                   ---------------------------------
                                   Paul W. Brown

                                   /s/ David J. Duval
                                   ---------------------------------
                                   David J. Duval


                               PAGE 13 OF 14 PAGES

-------------------                                         -------------------
CUSIP NO. 514756105                   13G                   PAGE 14 OF 14 PAGES
-------------------                                         -------------------
                                                                       EXHIBIT I

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Landacorp, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 2001          BEDROCK CAPITAL PARTNERS I, L.P.

                                           By:  BEDROCK GENERAL PARTNER I, LLC

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   VBW EMPLOYEE BEDROCK FUND, L.P.

                                           By:  BEDROCK GENERAL PARTNER I, LLC

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   CREDIT SUISSE FIRST BOSTON BEDROCK FUND, L.P.

                                           By:  BEDROCK GENERAL PARTNER I, LLC
                                                ITS ATTORNEY IN FACT

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   BEDROCK GENERAL PARTNER I, LLC

                                           By:  /s/ David J. Duval
                                                --------------------------------
                                                Managing Member

                                   /s/ Jason M. Rosenbluth
                                   ---------------------------------
                                   Jason M. Rosenbluth

                                   /s/ James L. McLean
                                   ---------------------------------
                                   James L. McLean

                                   /s/ Paul W. Brown
                                   ---------------------------------
                                   Paul W. Brown

                                   /s/ David J. Duval
                                   ---------------------------------
                                   David J. Duval


                               PAGE 14 OF 14 PAGES